Exhibit 99.2

ISSUER DIRECT CORPORATION

STRATEGIC ADVISORY COMMITTEE CHARTER

This Strategic Advisory Committee Charter was adopted by the Board of Directors (the “Board”) of Issuer Direct Corporation (the “Company”) on January 21, 2016.

I.         Purpose

The purpose of the Strategic Advisory Committee (the “Committee”) is to assist the Board and management of the Company on various strategic matters including, without limitation, mergers and acquisitions matters, other strategic transactions and corporate finance matters.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee) shall be at the Committee’s sole discretion. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II.        Membership

The Committee shall consist of at least two members of the Board. Each Committee member shall be affirmatively determined by the Board not to have a relationship with the Company that would interfere with the exercise of independent judgment.

The members of the Committee shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III.      Meetings and Procedures

The Committee shall appoint a Chair.  The Chair (or in his or her absence, a member designated by the Chair or the remaining members of the Committee) shall preside at each meeting of the Committee and set, in consultation with the other members of the Committee, the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable.  The Committee chairperson shall report on Committee activities to the full Board on at least a quarterly basis (unless the Committee deems it necessary to report to the Board more often) and shall cause the Committee minutes to be provided to the Board on an ongoing basis. All directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, any other personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings (or any portions thereof) any persons it deems appropriate, including, but not limited to, any director that is not a member of the Committee if the Committee deems such director to have a potential conflict of interest.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate and reasonable funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee.

Except as set forth in this Charter, including with respect to the retention of independent counsel, experts or advisors, unless other authority is delegated by the Board, the Committee shall be an advisory body and shall not have authority to enter into transactions or otherwise bind the Company.

IV.       Duties and Responsibilities

a.   The Committee is charged by the Board with the responsibility to assist the Board regarding:

i.	the monitoring of developments in the mergers and acquisitions landscape in the disclosure management solutions and cloud-based compliance and communication technologies industry;

ii.	the investigation and evaluation of various strategic matters, including the ongoing review, enhancement and implementation of the Company’s acquisition and joint venture strategy;

iii.	the review of the Company’s valuation and how that valuation impacts the Company’s ability to implement its strategy as an independent publicly traded corporation;

iv.	the evaluation of different financing strategies that could be implemented in conjunction with strategic activities or on an independent basis; and

v.	the preliminary evaluation and qualification of inbound merger and acquisition opportunities.

b.   The Committee shall provide advice to the Board regarding potential acquisition transactions, other strategic transactions and related financing strategies.  The Committee shall also act as the primary liaison with the management of potential acquirees or acquirors during the merger and/or acquisition process.

c.   The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

d.   The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

e.    Nothing in this Charter shall require or otherwise obligate the Committee to take any action with respect to any of potential strategy, strategic transaction or corporate finance matter, and the Committee need not take any action whatsoever if it deems it so advisable.

f.   Nothing in this Charter shall expand the duties and liabilities of any Company directors or officers beyond any duties and liabilities otherwise imposed by law.